                                 EXHIBIT 10(e)

                                EDO CORPORATION
                         1988 LONG-TERM INCENTIVE PLAN

1. Purpose

The purpose of the 1988 Long-Term Incentive Plan (the "Plan") of EDO Corporation (the "Corporation") is to advance the interests of the Corporation and its shareholders by providing certain key employees of the Corporation and its Subsidiaries, upon whose judgment, initiative and efforts the successful conduct of the Corporation's business largely depends, with an additional incentive to continue their efforts on behalf of the Corporation, as well as to attract to the Corporation people of experience and ability.

2. Definitions

(a) "Applicable Percentage" means a percentage, ranging from 0% to 200%, of the value (whether expressed in terms of Fair Market Value of the Common Shares or otherwise) of a Performance Unit.

(b) "Award" means an award of Restricted Shares and/or Performance Units granted under the provisions of the Plan.

(c) "Board" means the Board of Directors of the Corporation.

(d) "Change in Control" means an occurrence in which (i) a "person," including a "group," other than the Corporation's Employee Stock Ownership Trust, becomes a "beneficial owner," directly or indirectly, of securities of the Corporation having 25% or more of the total number of votes which may be cast for directors of the Corporation (as the terms "person," "group" and "beneficial owner" are used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934),
(ii) during any period of two cons ecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Corporation's shareholders, of each new director was approved at the time by a vote of at least two-thirds of the directors still in office who were directors at the beginning of the period, (iii) the shareholders of the Corporation shall approve any merger or other business combination, sale of assets or combination of the foregoing transactions, or (iv) a tender offer is commenced for at least 25% of the outstanding shares of the Corporation's common stock.

(e) "Committee" means the Audit and Compensation Committee of the Corporation.

(f) "Common Shares" means the common shares of the Corporation, par value $1.00 per share.

(g) "Date of Grant" means the date on which an Award is granted by the Committee.

(h) "Discharge for Cause" means the termination of employment of an employee for (i) providing the Corporation with materially false reports concerning such employee's business interests or employment related activities, (ii) making materially false representations relied upon by the Corporation in furnishing information to shareholders, a stock exchange or the Securities and Exchange Commission, (iii) maintaining an undisclosed, unauthorized and material conflict of interest in the discharge of duties owed to the Corporation, (iv) misconduct causing a serious violation by the Corporation of state or Federal laws, (v) theft of Corporation funds or corporate assets, or (vi) conviction of a crime (excluding traffic violations or similar misdemeanors).

(i) "Fair Market Value" on any date is the mean of the high and low sale prices of the Common Shares on the Consolidated Trading Tape on such date or, if no sale of Common Shares is recorded on such Tape on such day, then on the next preceding day on which there was such a sale.

(j) "Participant" means an employee of the Corporation or any of its Subsidiaries chosen by the Committee to participate in the Plan.

(k) "Performance Period" shall have the meaning specified in Section 8.2.

(l) "Performance Target" means a financial target upon whose attainment the valuation of the Performance Units is dependent, which may include measures such as growth in corporate or divisional earnings or any other financial measure(s) selected by the Committee.

(m) "Performance Threshold" means a minimum Performance Target which must be met before any value is, accrued to a Performance Unit.

(n) "Performance Unit" means the right to receive an amount of cash based upon the terms and subject to the restrictions set forth in Section 8. Performance Units are not Common Shares.

(o) "Restricted Shares" means the Common Shares awarded upon the terms and subject to the restrictions set forth in Section 7.

(p) "Restriction Period" shall have the meaning specified in Section 7.2.

(q) "Share Restrictions" shall have the meaning specified in Section 7.2.

(r) "Subsidiary" means any corporation of which the majority of the combined voting power of all classes of stock is owned, directly or indirectly, by the Corporation.

3. Effective Date of the Plan

The effective date of the Plan is January 1, 1988. The Plan will become effective as of that date provided that the Plan receives the approval, within twelve months of its approval by the Board, of the holders of a majority of the outstanding Common Shares. If such approval is not forthcoming, the Plan and all Awards shall be null and void.

4. Administration

The Plan shall be administered by the Committee, which shall consist of three or more directors, none of whom shall be eligible to receive any Awards. The Committee is authorized, subject to the provisions of the

Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make whatever determinations and interpretations in connection with the Plan as it deems necessary or advisable. All determinations and interpretations made by the Committee shall be binding and conclusive on all Participants and on their legal representatives and beneficiaries.

5. Restricted Shares and Performance Units Subject to the Plan

Subject to adjustment as provided in Section 11, the maximum number of Restricted Shares which may be issued under the Plan is 150,000 and the maximum number of Performance Units which may be awarded is 150,000. The Restricted Shares issued under the Plan may be either authorized and unissued Common Shares or Common Shares previously issued and reacquired by the Corporation. Any Restricted Shares awarded and later forfeited and any Performance Units awarded and to which no value has accrued at the end of the Performance Period relating to such Award are again subject to award under the Plan.

6. Eligibility

The Committee will from time to time in its absolute discretion, subject to the approval of the Board, grant Restricted Share and/or Performance Unit Awards to those key employees of the Corporation and its Subsidiaries whom it identifies as having significant responsibility for the long-term growth of the Corporation. Members of the Board who are not employees of the Corporation shall not be eligible to receive Awards.

7. Restricted Share Awards

7.1 Grant of Restricted Share Awards

The Committee will determine for each Participant the number of Common Shares to be covered by each Restricted Share Award.

7.2 Restrictions

Common Shares issued to a Participant as a Restricted Share Award will be subject to the following restrictions ("Share Restrictions").

(a) Except as set forth in Sections 7.4 and 7.5, all of the Restricted Shares subject to an Award will be forfeited and returned to the Corporation and all rights of the Participant to such Restricted Shares will terminate without any payment of consideration by the Corporation, unless the participant remains in the continuous employment of the Corporation or a Subsidiary for a period of time determined by the Committee but in no event less than one year from the Date of Grant ("Restriction Period").

(b) During the Restriction Period relating to an Award, none of the Restricted Shares subject to such Award may be sold, assigned, bequeathed, transferred, pledged, hypothecated or otherwise disposed of in any way by the Participant.

7.3 Rights as a Shareholder

Except as set forth in Section 7.2(b), the recipient of a Restricted Share Award will have all of the rights of a shareholder with respect to the Restricted Shares, including the right to vote the Restricted Shares and to receive all dividends or other distributions made with respect to the Restricted Shares.

7.4 Lapse of Restrictions at Termination of Employment

In the event of the termination of employment of a Participant during the Restriction Period by reason of death, total and permanent disability, retirement as determined under the Corporation's Pension Plan, or discharge from employment other than a Discharge for Cause, the Committee may, at its discretion, remove Share Restrictions on a pro rata portion of the Restricted Shares subject to an Award. In any such case Share Restrictions will lapse on the date of such termination on the fraction of the total number of Restricted Shares subject to such Award equal to (i) the number of full calendar months between the Date of Grant of such Award and the date of termination of employment, divided by (ii) the total number of months in the Restriction Period.

Restricted Shares to which the Share Restrictions have not so lapsed will be forfeited and returned to the Corporation as provided in Section 7.2(a).

7.5 Lapse of Restrictions at Discretion of the Committee

The Committee may shorten the Restriction Period or remove any or all Share Restrictions if, in the exercise of its absolute discretion, it determines that such action is in the best interests of the Corporation and equitable to the Participant.

7.6 Listing and Registration of Shares

The Corporation may, in its discretion, postpone the issuance and/or delivery of Restricted Shares until completion of stock exchange listing, or registration, or other qualification of such Restricted Shares under any law, rule or regulation.

8. Performance Unit Awards

8.1 Grant of Performance Units

The Committee may grant Performance Units in connection with grants of Restricted Shares or separately. No fund will be set aside by the Corporation for the payment of Performance Units; rather, the Corporation will maintain a separate written account for each Participant and will record in each account the number of Performance Units awarded to the Participant.

8.2 Performance Period

The Committee will determine, with respect to each Performance Unit awarded, the period of time during which the attainment of the Performance Target pertaining to such Performance Unit will be measured (the "Performance Per-iod"). Such Performance Period shall be at least one year in duration and shall correspond with the periods used by the Corporation for financial reporting purposes.

8.3 Valuation of Performance Units

At the Date of Grant, the Committee shall establish for each Performance Unit Award (i) the Performance Threshold, (ii) the Performance Target and (iii) the Applicable Percentage. As soon as practicable after the expiration of the Performance Period as the financial statements of the Corporation for such period are available in final form, the Committee will determine the value of each Award. The value of a Performance Unit will equal (i) the Applicable Percentage times (ii) the Fair Market Value on the last day of the Performance Period or such other measure of value selected by the Committee. In the event that Fair Market Value is the measure used to value Performance Units, the value of any Performance Unit at the end of a Performance Period may not exceed three times the Fair Market Value on the Date of Grant. In the event that the Performance Threshold in respect to an Award is not met, no payment will be made with respect to such Award.

8.4 Payment on Termination of Employment

Performance Units will have no value if the Participant is not an employee of the Corporation at the end of the Performance Period for which the Performance Unit was granted; provided, however, that in the event of termination of employment by reason of death, total and permanent disability, retirement as determined under the Corporation's Pension Plan, or discharge from employment other than a Discharge for Cause, the Committee may, in its discretion, accrue value to a pro rata portion of the Performance Units subject to an Award. The fraction of such Performance Units with respect to which value has accrued will equal (i) the number of full calendar months between the Date of Grant of the award and the date of termina-

                                     = 7 -
tion of employment, divided by (ii) the total number of months in the Performance Period.

8.5 Payment at Discretion of the Committee

The Committee may shorten the Performance Period or declare any Performance Unit immediately payable if, in the exercise of its absolute discretion, it determines that such action is in the best interests of the Corporation and equitable to the participant holding such Performance Unit.

8.6 Payment of Performance Units

Payment of the value of Performance Units will be made as soon as practical after valuation. Payments will be made in cash.

8.7 Assignment

No Performance Unit may be sold, assigned, bequeathed, transferred, pledged, hypothecated or otherwise disposed of in any way by any Participant.

9. Award Agreements

Each Restricted Share and/or Performance Unit Award will be evidenced by a written agreement, in form satisfactory to the Committee, executed by the Participant and the Corporation, which describes the conditions for receiving the Award including, if appropriate, Share Restrictions, applicable Restriction or Performance Periods, the Performance Threshold, the Performance Target, the Applicable Percentage, and any other terms and conditions as may be required by the Committee or applicable securities law.

10. Designation of Beneficiary

A Participant may, with the consent of the Committee, designate a person or persons to receive, in the event of death, any Restricted Shares or payment of Performance Units to which such Participant would then be entitled. Such designation will be made upon forms supplied by and delivered to the Corporation and may be revoked in writing by the Participant.

If a Participant fails effectively to designate a beneficiary, then such Participant's estate will be deemed to be the beneficiary.

11. Dilution and Other Adjustments

In the event of any change in the outstanding Common Shares by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares, or other similar corporate change, the Committee shall make such adjustments as it, in its absolute discretion, deems equitable in the number or kind of Common Shares or Performance Units authorized by the Plan and, with respect to outstanding Awards, in the number or kind of Common Shares or Performance Units granted. The Committee may also make adjustments, to the extent it deems appropriate, in the Performance Threshold and/or Performance Target for any Performance Units awarded, to reflect any significant changes which may have occurred during such period in accounting practices, tax laws, or any unusual circumstances outside of management's control which significantly affected the Corporation's performance.

12. Change in Control

Notwithstanding any other provision of this plan, in the event of a Change in Control, all Share Restrictions on all Restricted Shares previously awarded will lapse immediately, in each case from such date as will enable the Participants to obtain the same consideration available to any other shareholder. The Performance Periods applicable to all Performance Units previously awarded under the Plan will end immediately, and the Performance Units of any and all Participants shall immediately become payable in an amount determined by multiplying the amount which would have been payable, assuming the Performance Target with respect to such Performance Units had been achieved, by a fraction, the numerator of which is the number of calendar months or parts thereof between the Date of Grant and the date on which the Change of Control occurs, and the denominator of which is the total number of months in the Performance Period.


13. Withholding

There will be deducted from each distribution of cash and/or Common Shares under the Plan the amount of any tax required by any governmental authority to be withheld.

14. Amendment of the Plan

The Board may at any time, and from time to time, modify or amend the Plan in any respect; provided, however, that unless also approved or ratified by a vote of the holders of a majority of the Corporation's outstanding shares entitled to vote thereon, any such modification or amendment shall not increase the maximum number of Common Shares or Performance Units which may be granted under the Plan (subject, however, to the provisions of Section 11 hereof). No modification or amendment may adversely affect the rights of a Participant under a previously granted Award.

15. Termination of the Plan

The right to grant Awards will terminate on December 31, 1997. The Board may, however, suspend or terminate the Plan at any time; provided, that no such action will, without the consent of any Participant affected thereby, adversely affect such Participant's rights under a previously granted Award.

16. Employment

Nothing in the Plan or in any Award confers upon any Participant the right to continue in the employ of the Corporation or any Subsidiary or interferes with or restricts in any way the rights of the Corporation or any Subsidiary to discharge any Participant at any time for any reason whatsoever, with or without cause.

17. Plan not a Trust

Nothing contained in the Plan and no action taken pursuant to the Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Corporation and any Participant, the executor, administrator or other personal representative, or designated beneficiary of such Participant, or any other persons. Any reserves that may be established by the Corporation in connection with the Plan shall continue to be part of the general funds of the Corporation and no individual or entity other than the Corporation shall have any interest in such funds until paid to a Participant.

If and to the extent that any Participant or such Participant's executor, administrator or other personal representative, as the case may be, acquires a right to receive any payment from the Corporation pursuant to the Plan, such right shall be no greater than the right of an unsecured general creditor of the Corporation.

18. Notices

Each Participant shall be responsible for furnishing the Committee with the current and proper address for the mailing of notices and delivery of agreements, Common Shares and cash pursuant to the Plan. Any notices required or permitted to be given shall be deemed given if directed to the person to whom addressed at such address and mailed by regular United States mail, first-class and prepaid. If any item mailed to such address is returned as undeliverable to the addressee, mailing will be suspended until the Participant furnishes the proper address. This provision shall not be construed as requiring the mailing of any notice or notification if such notice is not required under the terms of the Plan or any applicable law.

19. Severability of Provisions

If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

20. Payment to Minors, etc.

Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefore shall be deemed paid when paid to such person's guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Committee, the Corporation and other parties with respect thereto.

21. Headings and Captions

The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

22. Controlling Law

This Plan shall be construed and enforced according to the laws of the State of New York to the extent not preempted by Federal law, which shall otherwise control.